Exhibit 3.1


                            CERTIFICATE OF FORMATION

                                       OF

                                    QFAC, LLC

         This Certificate of Formation is being executed as of April 15, 1999, for the purpose of forming a limited liability company (the "Limited Liability Company") pursuant to the Delaware Limited Liability Company Act, 6 Del. C. ss.ss. 18-101, et seq.

         The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

         1.  Name. The name of the Limited Liability Company is QFAC, LLC.

         2. Registered Office and Registered Agent. The Limited Liability Company's registered office in the State of Delaware is located at 32 East Loockerman Square, Dover, Delaware 19901. The registered agent of the Limited Liability Company for service of process at such address is The Prentice-Hall Corporation System, Inc.

         IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.


                                             Authorized Signatory:

                                             ___________________________________
                                             Lincoln L. Ornston